As filed with the Securities and Exchange Commission on June 17, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACIFIC CAPITAL BANCORP

(Exact name of registrant as specified in its charter)

California	95-3673456
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 Anacapa St.

Santa Barbara, CA 93101

(805) 564-6405

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frederick W. Clough, Esq.

Senior Vice President & General Counsel

Pacific Capital Bancorp

1021 Anacapa St.

Santa Barbara, CA 93101

(805) 564-6405

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William T. Quicksilver, Esq.

Mercedes G. Salomon, Esq.

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Boulevard

Los Angeles, CA 90064

(310) 312-4000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective, subject to market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value per share (including associated preferred share purchase rights)	3,500,000	$33.74	$118,090,000.00	$13,899.19

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of additional shares as may be issuable under the Plan in connection with share splits, share dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of the Registrant’s Common Stock on the NASDAQ Stock Market on June 16, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 17, 2005

PRELIMINARY PROSPECTUS

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

3,500,000 Shares of Common Stock, No Par Value

We are offering you the opportunity to participate in our Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan. The Plan allows our existing shareholders to increase their holdings of our common stock and gives new investors an opportunity to make an initial investment in our common stock.

PLAN HIGHLIGHTS

•	If you are an existing shareholder, you may purchase additional shares of our common stock by reinvesting all or a portion of the dividends paid on your shares of common stock and by making optional cash payments of not less than $50 and up to a maximum of $10,000 per month. In some instances, we may permit optional cash payments in excess of this maximum.

•	If you are a new investor, you may join the Plan by making an initial investment of not less than $250 and up to a maximum of $10,000. In some instances, we may permit initial investments in excess of this maximum.

•	As a participant in the Plan, you may reinvest all or a portion of your cash dividends paid on your shares of common stock in additional shares of our common stock if you own 100 shares or more.

•	As a participant in the Plan, you may reinvest all of your cash dividends paid on your shares of common stock in additional shares of our common stock at no cost to you if you own fewer than 100 shares and you elect to receive an annual account statement.

•	As a participant in the Plan, you may authorize electronic deductions from your bank account for optional cash payments.

•	We may offer discounts ranging from 0% to 5% on dividend reinvestments and optional and initial cash investments. At our discretion the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See “ Risk Factors” on page 2 of this prospectus and the documents incorporated herein by reference for more information. We suggest you retain this prospectus for future reference.

Shares of our common stock are not savings or deposit accounts or other obligations of any of our bank or non-bank subsidiaries and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

i

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering the offered securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

No person has been authorized to give any information or to make any representations other than those contained or incorporated in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to sell or solicitation of an offer to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

ii

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, pricing plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will” and variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Such forward-looking statements may be contained in this prospectus (and the documents incorporated by reference herein) under “Risk Factors,” or may be contained in our Annual Report on Form 10-K or in our Quarterly Reports on Form 10-Q under headings such as “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” or in our Current Reports on Form 8-K, among other places.

These forward-looking statements may also include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, our de novo branching and acquisition efforts, the operating characteristics of our income tax refund programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in the State of California; (4) the occurrence of future terrorist acts; (5) reduced demand for or earnings derived from our income tax refund loan and refund transfer programs; (6) legislative or regulatory changes adversely affecting the businesses in which we engage; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by us with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date and forward-looking statements are made.

RISK FACTORS

Before you decide to participate in the Plan and invest in shares of our common stock, you should carefully consider the risks and uncertainties described below and other information included in this prospectus and the documents incorporated herein by reference in evaluating us and our business. If any of the events described below or in the documents incorporated herein by reference occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to Our Business

We may face problems in integrating our business with those of acquired banks.

We have expanded by acquisitions of other banks. We may not successfully integrate our business with those of these acquired banks, if we are unable to maintain relationships with employees, customers or suppliers. Further, such integration may be more difficult, time-consuming or costly than we expected. Expected revenue synergies and cost savings from acquired banks may not be fully realized or realized within our expected time-frames.

The claims made and lawsuits filed relating to our income tax return loan products may harm our business and operations.

We offer products related to income tax returns filed electronically through our Refund Anticipation Loan, or RAL, and Refund Transfer, or RT, programs. For both products, the taxpayer instructs the Internal Revenue Service to remit his/her refund to us. Lawsuits have been filed against us relating to our RAL and RT programs. Further, we are aware that RALs are in disfavor among consumer advocacy groups for a variety of reasons. Among these reasons are claims that (1) customers are not adequately advised that a RAL is indeed a loan product, (2) that alternative, less expensive means of obtaining the proceeds from their refund such as RTs are available, and (3) that the interest rates, specifically the annualized percentage rates, are too high. Although, we believe that the disclosure in loan documents is complete and fair as to these claims and we are confident that our practices are not “predatory lending practices” in the context of the guidelines of the Office of the Comptroller of the Currency, it is possible that such claims may be found to have merit, and that could harm our business and operations.

Changes in market interest rates could adversely affect our earnings.

Our earnings are impacted by changing interest rates. Changes in interest rates impact the level of loans, deposits and investments, the credit profile of existing loans and the rates received on loans and investment securities and the rates paid on deposits and borrowings. Significant fluctuations in interest rates may have a material adverse affect on our financial condition and results of operations.

We are subject to government regulations that could limit or restrict our activities, which in turn could adversely impact our operations.

The financial services industry is subject to extensive federal and state supervision and regulation. Significant new laws or changes in existing laws, or repeals of existing laws may cause our results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for us and a material change in these conditions could have a material adverse impact on our financial condition and results of operations.

Competition may adversely affect our performance.

The banking and financial services businesses in our market areas are highly competitive. We face competition in attracting deposits and in making loans. The increasingly competitive environment is a result of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial service providers. Our results in the future may differ depending on the nature or level of competition.

If a significant number of borrowers, guarantors and related parties fail to perform as required by the terms of their loans, we will sustain losses.

A significant source of risk arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans and guarantees. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance, and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could have a material adverse effect on our results of operations.

Risks Related to the Plan

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

Mellon Bank, N.A., or the Plan Administrator, administers the Plan. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

If you decide to withdraw from the Plan, the Plan Administrator will continue to hold your shares unless you request a certificate for whole shares.

OUR BUSINESS

We are a bank holding company. As of December 31, 2004, we had one bank subsidiary. We provide support services to our subsidiary bank, Pacific Capital Bank, N.A., or the Bank. These services include executive management, legal, accounting and treasury, and investor relations.

The Bank has 46 banking offices in California located from San Diego in the South to Morgan Hill in the North. We continue to use the brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, and San Benito Bank in their respective market areas, and Pacific Capital Bank for the three former offices of Pacific Crest Bank.

In addition to the Bank, we have other subsidiaries. PCB Services Corporation was formed in 1988. This subsidiary, which was primarily involved in mortgage brokering services and the servicing of brokered loans, ceased these activities in 2001 and now has only insignificant activities. The Bank established a special purpose subsidiary corporation in November 2000 named SBB&T RAL Funding Corporation that is used in the securitizations of loans for the Refund Anticipation Loan program described below. Pacific Capital Services Corporation, is inactive and pending dissolution.

Through the Bank, we offer a full range of commercial banking services to households, professionals, and small- to medium-sized businesses. These include various commercial, real estate and consumer loan, leasing and deposit products. The Bank offers other services such as electronic fund transfers and safe deposit boxes to both individuals and businesses. In addition, services such as lockbox payment servicing, foreign currency exchange, letters of credit, and cash management are offered to business customers. The Bank also offers trust and investment services to individuals and businesses. These include acting as trustee or agent for living and testamentary trusts, charitable remainder trusts, employee benefit trusts, and profit sharing plans, as well as executor or probate agent for estates. Investment management and advisory services are also provided.

Through the Bank, we also offer products related to income tax returns filed electronically through our Refund Anticipation Loan, or RAL, and Refund Transfer, or RT, programs. We are one of three financial institutions, which together provide over 90% of these products on a national basis. For both products, the taxpayer instructs the Internal Revenue Service to remit his/her refund to us. In the case of a RAL, we will have lent the taxpayer some portion of the amount of his/her refund and will apply the refund when received from the IRS to repayment of the loan. In the case of a RT, we will forward the refund to the taxpayer once it has been received from the IRS. As a loan product, there is credit risk associated with a RAL. There is no credit risk associated with an RT. Because they are associated with income tax returns, there is a high degree of seasonality to the income from these programs.

Our shares of common stock are quoted on the Nasdaq National Market under the symbol “PCBC”. The last reported sales price of our common stock on June 16, 2005 was $34.19. Our executive offices are located at 1021 Anacapa Street, Santa Barbara, CA 93101. You can also contact us by telephone at (805) 564-6405, by facsimile at (805) 882-3888, or through our website at www.pcbancorp.com. Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Pacific Capital Bancorp and its subsidiaries.

THE PLAN

What is the Plan?

Our Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan, enables new investors to make an initial investment in our common stock and existing investors to increase their holdings of our common stock. Participants can purchase common stock of Pacific Capital Bancorp with optional monthly cash investments and cash dividends.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan is not intended to provide holders of shares of common stock with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. The Plan’s intended purpose precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional monthly cash investment limit. We accordingly reserve the right to modify, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with its intended purpose.

What features does the Plan offer?

Initial investment. If you are not an existing shareholder, you can make an initial investment in Pacific Capital Bancorp common stock, starting with as little as $250 and up to a maximum of $10,000. See “How do I enroll if I am not currently a Pacific Capital Bancorp shareholder?” below for more information.

Optional monthly cash investments. Once you are a registered shareholder, you can buy our common stock and pay fees and commissions lower than those typically charged by stockbrokers for small transactions. You can increase your holdings of our common stock through optional monthly cash investments of $50 or more, up to a maximum of $10,000 per month. You can make optional monthly cash investments by check, money order or electronically with deductions from your personal bank account — either in a single transaction or automatically each month. If you wish to make optional monthly cash investments in excess of $10,000 in any month or an initial investment in excess of $10,000, see “ What are my options for additional cash investments?” below for more information.

Automatic dividend reinvestment. You can also increase your holdings of our common stock through automatic reinvestment of your cash dividends. You will also be credited with dividends on fractions of shares you hold in the Plan. You can elect to reinvest all or a portion of your dividends. You can receive dividends electronically or by check. See “How do I enroll in the Plan if I am a Pacific Capital Bancorp shareholder?” and “What are my reinvestment options?” below for more information.

Share safekeeping. You can deposit your stock certificate representing shares of our common stock for safekeeping to the Plan Administrator. See “ Can I deposit share certificates for safekeeping?” below for more information.

Automated transactions. You can execute many of your Plan transactions on-line. See “May I enroll, view my account information, and execute transactions online?” below for more information.

Refer to “What are the fees associated with participation?” below for details on fees charged for these transactions and services.

Who is the Plan Administrator and what does the Plan Administrator do?

Mellon Bank, N.A., currently is the Plan Administrator. The Plan Administrator with certain administrative support provided by Mellon Investor Services, a registered transfer agent, and Mellon Securities LLC, a registered broker/ dealer, as designated agent for each participating shareholder, administers the Plan, keeps records, sends statements of account activity to each participant and performs other duties relating to the Plan. The Plan Administrator holds for safekeeping the shares purchased for you together with shares forwarded by you to the Plan Administrator for safekeeping until termination of your participation in the Plan or receipt of your request for a certificate for all or part of your shares. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee, as your agent. In the event that the Plan Administrator should resign or otherwise cease to act as agent, we will appoint a new administrator to administer the Plan.

The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for shares of our common stock.

We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which shares are purchased for your account and the times when such purchases are made or with respect to any fluctuation in the market value after purchase or sale of shares. Neither we nor the Plan Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

How do I contact the Plan Administrator?

If you have questions regarding the Plan, please write to the Plan Administrator at the following address: Mellon Bank, N.A. c/o Mellon Investor Services, P.O. Box 3338, South Hackensack, NJ 07606-1938, or call the Plan Administrator at (888) 835-2829 (if you are inside the United States or Canada), (201) 329-8660 (if you are outside the United States or Canada) or (800) 231-5469 for the hearing impaired (TDD). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

In addition, you may visit the Mellon Investor Services website at www.melloninvestor.com. At this website, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account via Investor ServiceDirect®. To gain access, you will need a password which you may establish when you visit the website. If you have forgotten your password, call (877) 978-7778 to have it reset.

Include your name, address, daytime telephone number, account number, Social Security number and reference Pacific Capital Bancorp on all correspondence.

How do I enroll in the Plan if I am an existing shareholder?

If you already own our common stock and the shares are registered in your name, you may participate immediately by choosing to reinvest all or part of your quarterly dividend, if any, or by making an additional cash investment. Please see “What are my options for additional cash investments?” below for details regarding optional monthly cash investments. You can enroll online through Investor ServiceDirect® or by completing and returning the enclosed enrollment form to the Plan Administrator in the envelope provided (see “How do I enroll if I am not currently a Pacific Capital Bancorp shareholder?”). Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically until either you elect to withdraw from the Plan or the Plan is terminated by the Company.

How do I enroll if my shares are held by my broker?

If your shares of Pacific Capital Bancorp common stock are registered in the name of a bank, broker or other nominee, you must arrange for the bank, broker or other nominee to register in your name the number of shares of Pacific Capital Bancorp common stock that you want to participate in the Plan or have the shares electronically transferred into your own name through the Direct Registration System. You can then enroll as a shareholder of record, as described in “How do I enroll in the Plan if I am an existing shareholder?” below. Alternatively, if you do not want to re-register your shares, you can enroll in the Plan in the same way as someone who is not currently a registered Pacific Capital Bancorp shareholder, as described in “How do I enroll if I am not currently a Pacific Capital Bancorp shareholder?” below.

How do I enroll if I am not currently a Pacific Capital Bancorp shareholder?

If you do not currently own any Pacific Capital Bancorp common stock, you can participate by making an initial cash investment through the Plan for as little as $250 and up to a maximum of $10,000. Your initial investment can be made using one of the following options:

Via on-line enrollment through Investor ServiceDirect® at www.melloninvestor.com and:

•	authorizing one deduction (minimum of $250) from your bank account; or

•	opening your account on-line and sending your initial investment of $250 or more by check or money order payable to Pacific Capital/ Mellon Bank.

Via the Enrollment Form and:

•	completing the enclosed enrollment form and submitting it to the Plan Administrator, and making one payment (minimum of $250) by check or money order payable to Pacific Capital/ Mellon Bank.

If you need to obtain an enrollment form, contact the Plan Administrator at (888) 835-2829. While there is no cost to enroll in the Plan, please refer to “What are the fees associated with participation?” for more information on purchase, reinvestment and sale fees.

What are the fees associated with participation?

We will pay all transaction and brokerage trading fees on shares purchased through the Plan when shares are being acquired from the Company. If shares are acquired through open market sources, brokerage trading fees at the rate of $0.06 per share may be factored into the weighted average price of shares that you acquired during the pricing period. You may be responsible for certain charges if you withdraw from the Plan. However, if you request that shares be sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees.

We can change the fee structure of the Plan at any time. We will give you notice of any fee changes prior to the changes becoming effective.

Cash investment transactions, service and trading fees are deducted from the amount invested. Sale transactions, service and trading fees are deducted from the sale proceeds.

What are my options for additional cash investments?

You may purchase additional shares through optional cash payments, regardless of whether dividends are being reinvested. Optional cash payments may not be less than $50, and the total of all optional cash payments submitted by an individual shareholder may not exceed $10,000 in any month, unless a request for waiver has been granted. The $50 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $250. There is no obligation either to make an optional cash payment or to invest the same amount of cash for each investment.

Check or Money Order. You may make optional monthly cash investments by sending a check or money order to the Plan Administrator payable to Pacific Capital/ Mellon Bank. To facilitate processing of your investment, please use the transaction stub attached to your Plan statement. Mail your investment and transaction stub to the address specified on the stub. A $35 fee will be assessed for a check that is returned for insufficient funds. Please see “What are the fess associated with participation?” above for all other applicable Plan fees.

Automatic Monthly Withdrawals. If you already own common stock and are enrolled in the Plan and want to make additional monthly purchases, you can also authorize automatic monthly deductions from your bank account by completing the appropriate section in the enclosed enrollment form, or by enrolling online after you access your account through Investor ServiceDirect®. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. You can also authorize individual automatic deductions from your bank account through Investor ServiceDirect®. The amounts you have authorized will be withdrawn from your bank account on the 7th day of each month, or the next succeeding business day if the 7th falls on a weekend or holiday. Please see “What are the fees associated with participation?” above for all other applicable Plan fees. Please see “What are the fees associated with participation?” above for all other applicable Plan fees.

Please see “How do I discontinue participation in the Plan?” for information on discontinuing participation in the Plan.

What are my reinvestment options?

General

•	If you are a shareholder of record owning less than 100 shares, you can choose to fully reinvest your quarterly dividends at no transaction fee. You will have full Internet access to your account and you will receive an annual statement detailing all of your transactions for the year along with 1099-DIV tax reporting information.

•	If you are a shareholder of record owning 100 shares or more, you may elect to reinvest all or part of your dividend. You will have access to your account over the Internet and will receive quarterly account statements.

•	If you elect “Full Dividend Reinvestment,” you direct the Plan Administrator to apply toward the purchase of additional shares of our common stock all your cash dividends on all the shares then or subsequently registered in your name, together with any optional monthly cash investments.

•	If you elect “Partial Dividend Reinvestment,” you direct the Plan Administrator to apply toward the purchase of additional shares of our common stock all your cash dividends only on the number of shares you specify which are registered in your name, together with any optional monthly cash investments.

•	If you elect for “Optional Cash Payments Only,” you will continue to receive cash dividends on shares registered in your name in the usual manner, but the Plan Administrator will apply any optional monthly cash investment received to the purchase of additional Pacific Capital Bancorp shares under the Plan.

Also, you can further direct the Plan Administrator to:

•	Reinvest automatically any subsequent dividends on Pacific Capital Bancorp shares accumulated and held in your Plan account. The Plan, in other words, operates so as to reinvest dividends on a cumulative basis, until you withdraw from the Plan, or until the Plan is terminated.
•	Automatically deposit into your Plan account any subsequent stock dividends and/or stock splits on all shares of Pacific Capital Bancorp common stock, including Pacific Capital Bancorp shares not participating in the Plan.

A shareholder whose shares of common stock are registered in the name of a broker or bank nominee must make arrangements to have the broker or bank nominee register in the shareholder’s name the number of shares of common stock he or she wants to participate in the Plan or have the shares electronically transferred into your own name through the Direct Registration System. (See “How do I enroll if my shares are held by my broker?” for more information)

Request for Waiver for Optional Monthly Cash Investments and Initial Investments in Excess of $10,000

If you want to make optional monthly cash investments in excess of $10,000 in any month or an initial investment in excess of $10,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting the Plan Administrator’s Waiver Department at (917) 320-6300 and upon completion, please send it to the Plan Administrator’s Waiver Department via facsimile at (917) 320-6312. We have the sole discretion to approve or refuse any request to make an optional monthly cash investment or initial investment in excess of the maximum amount and to set the terms of any such optional monthly cash investment or initial investment.

If we approve your request for waiver, the Plan Administrator will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

•	whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

•	our need for additional funds;

•	the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•	the shareholder submitting the request;

•	the extent and nature of the shareholder’s prior participation in the Plan;

•	the number of shares of common stock held of record by the shareholder;

•	the aggregate number of optional monthly cash investments and initial investments in excess of $10,000 for which requests for waiver have been submitted by all existing shareholders and new investors; and

•	our current and projected capital needs.

If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. We may determine, in our discretion, the maximum amount that an existing shareholder or new investor may invest pursuant to the Plan or the maximum number of shares that may be purchased pursuant to a request for waiver.

Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver

If a request for waiver is approved, the price of shares purchased pursuant to the request for waiver will be determined using a pricing period of not less than one (1) but not more than ten (10) trading days commencing on a date set by us as the first day of the pricing period. Optional monthly cash investments or initial investment made pursuant to a request for waiver will be used to purchase shares of our common stock as soon as practicable on or after the business day following the last day of the pricing period. This date is referred to as the waiver investment date. The Plan Administrator will apply all good funds received on or before the first business day before the pricing period to the purchase of shares of our common stock on the waiver investment date. Funds received after the pricing period begins will be returned to you. For more information, see “When does the Plan Administrator purchase shares?”

For purposes of determining the price per share on the waiver investment date, the price will be equal to the average of the high and low sales prices of our shares, computed up to four decimal places, if necessary, as quoted on the Nasdaq National Market, for the applicable trading days immediately preceding the waiver investment date. The purchase price on any waiver investment date may be reduced by the waiver discount, if any.

For any pricing period, we may establish a minimum purchase price per share, referred to as the threshold price, applicable to optional monthly cash investments and initial investments made pursuant to a request for waiver. At least two business days prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will notify the Plan Administrator as to the amount of the threshold price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and our need for additional funds.

If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the average of the high and low sales prices of our common stock as quoted by the Nasdaq National Market for each trading day during the applicable pricing period must equal or exceed (not adjusted for a waiver discount, if any). In the event that the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that trading day will be excluded from the determination of the purchase price. In addition, we will exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common stock are made on the Nasdaq National Market. Thus, for example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then the purchase price will be based on the remaining four trading days in which the threshold price is satisfied.

In addition, a portion of each optional monthly cash investment or initial investment will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each trading day in which no trades of our common stock are reported on the Nasdaq National Market. The amount returned will be equal to a pro rata portion of the amount of the optional monthly cash investment or initial investment (not just the amount in excess of $10,000) for each trading day that the threshold price is not satisfied or in which no trades of our common stock are reported. For example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then 1/5 (or 20%) of the optional monthly cash investment or initial investment will be returned without interest.

The establishment of the threshold price and the possible return of a portion of an optional monthly cash investment or initial investment applies only to optional monthly cash investments and initial investments made pursuant to a request for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Plan Administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may contact the Plan Administrator’s Waiver Department at (917) 320-6300 to find out if a threshold price has been fixed or waived for any given pricing period.

For each pricing period, we may establish a discount from the market price applicable to optional monthly cash investments and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds and our need for additional funds. You may obtain information regarding the maximum waiver discount, if any, by contacting the Plan Administrator’s Waiver Department at (917) 320-6300. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional monthly cash investments and initial investments in excess of $10,000. The waiver discount will apply to the entire optional monthly cash investment or initial investment made pursuant to a waiver and not just the portion in excess of $10,000. The discount, if any, applicable to reinvested dividends, initial investments up to $10,000 and optional monthly cash investments up to $10,000 per month will not apply to initial investments and optional monthly cash investments made pursuant to a request for waiver.

We will only establish a threshold price or waiver discount for shares that are purchased directly from us.

When are dividends paid?

The dividend payment date will be the Tuesday that falls between the 10th and the 16th of each of February, May, August and November. We may, in our discretion, defer to a later date if necessary or advisable under applicable securities laws our sale to the Plan Administrator of shares to be purchased with reinvested dividends.

Only shareholders who own our common stock as of the record date for any declared dividend will be entitled to receive the dividend payment. Record dates for the payment of dividends will normally precede the payment dates by approximately three (3) weeks or fifteen (15) business days.

In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the dividends within 30 days, the Plan Administrator will remit the dividends to you by check.

The payment of dividends on Pacific Capital Bancorp common stock is at the discretion of Pacific Capital Bancorp’s board of directors. There is no guarantee that Pacific Capital Bancorp will pay dividends in the future. The timing and amount of future dividends, if any, will depend on earnings, cash requirements, the financial condition of Pacific Capital Bancorp and its subsidiaries, applicable government regulations and other factors deemed relevant by the Pacific Capital Bancorp board.

When does the Plan Administrator purchase shares?

Initial and Additional Cash Investments. Upon receipt of funds in an amount less than $10,000, the Plan Administrator will invest initial and additional cash investments once every month on the 15th day of the month, or the next succeeding business day if the 15th falls on a weekend or holiday. For months when a dividend is payable, the investment date of the dividend will be the dividend payment date for the quarter. Shares will be posted to your account in whole and fractional shares immediately upon settlement, usually within three business days. You will receive a confirmation of your transaction by paper statement at the postal address you give us when you enroll in the Plan. In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the non-waiver optional funds within 30 days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment. Please see “What are my options for additional cash investments?” for information on automatic monthly withdrawal.

Optional cash payments must be sent so that the Plan Administrator receives the payment at least one business day prior to the investment date. Funds received after the investment date will be held for investment on the next investment date.

Optional monthly cash investments received by the Plan Administrator will be returned to you upon your written request if such request is received by the Plan Administrator no later than two business days prior to the first day of the Pricing Period. Please see “At what price will the Plan Administrator purchase the shares?” for information on the Pricing Period.

Dividend Reinvestment. If you enroll prior to the record date for a dividend payment, your election to reinvest dividends will begin with that dividend payment. If you enroll on or after any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if you are still a shareholder of record. Record dates for payment of dividends will normally precede payment dates by three (3) weeks or fifteen (15) business days.

Shares are purchased and sold for the Plan on specified dates or during specified periods. As a result, you do not have any control over the price at which shares are purchased or sold for your account, and you may pay a higher purchase price or receive a lower sales price then if you had purchased or sold the shares outside of the Plan. You bear the risk of fluctuations in the price of Pacific Capital Bancorp common stock. No interest is paid on funds held by the Plan Administrator pending their investment. All optional monthly cash investments, including the initial cash investment, are subject to collection by the Plan Administrator of the full face value in U.S. funds.

How does the Plan Administrator purchase the shares?

We may, in our sole discretion, instruct the Plan Administrator to purchase all or a portion of the shares in connection with the distribution of shares purchased pursuant to reinvestment of dividends or any initial or optional monthly cash investment directly from us at the “Current Market Price” (as defined below under “At what price will the Plan Administrator purchase the shares?”).

If we do not instruct the Plan Administrator to purchase shares directly from us, the Plan Administrator may purchase shares in the over-the-counter market or in negotiated transactions, and may be subject to such terms with respect to price, delivery and other terms as agreed to by the Plan Administrator. In connection with purchases in the over-the-counter market or in negotiated transactions, neither we nor any participant shall have any authorization or power to direct the time or price at which shares may be so purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

Shares will be allocated and credited to participants’ accounts as follows: (1) shares purchased from us will be allocated and credited on the appropriate Investment Date; and (2) shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased. Depending on our election, participants may be credited with shares purchased from us, shares purchased in market transactions or a combination of both.

The method used by the Plan Administrator will impact the price at which your shares are purchased (see “At what price will the Plan Administrator purchase the shares?” ).

The amount of shares to be purchased for your account depends on the amount of your dividend and/or initial or optional monthly cash investment and the purchase price of the shares. Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the amount you invest divided by the purchase price per share. You will be credited for dividends on fractions of shares.

At what price will the Plan Administrator purchase the shares?

Purchase Price for Reinvested Dividends

If we direct the Plan Administrator to purchase shares of common stock directly from us, the purchase price of shares of common stock purchased with reinvested dividends will be the average of the mean of the daily high and low sales prices of the shares of common stock as reported on the Nasdaq National Market for the ten (10) trading days immediately preceding the Investment Date, or, if no trading occurs in the shares of common stock on one or more of such trading days, for the ten (10) trading days immediately preceding the Investment Date during which the shares of the common stock were traded in the Nasdaq National Market less the dividend reinvestment discount, if any, then in effect.

If the Plan Administrator purchases shares of common stock in market transactions, the purchase price of shares of common stock purchased with reinvested dividends will be the weighted average of the actual price paid for shares of common stock purchased by the Plan Administrator less the dividend reinvestment discount, if any, then in effect.

We, in our sole discretion, may change or eliminate the dividend reinvestment discount, if any, upon sending Plan participants not less than thirty (30) days’ prior written notice of such change or elimination. As of the date of this prospectus, there is no dividend reinvestment discount.

Purchase Price for Initial or Optional Cash Investments

If we direct the Plan Administrator to purchase shares of common stock directly from us, the purchase price of shares of common stock purchased with initial or optional cash investments (excluding investments in excess of $10,000 pursuant to a waiver) will be the average of the high and low as reported on the Nasdaq National Market for the trading day immediately preceding the Investment Date less the optional or initial cash payment discount, if any, then in effect.

If the Plan Administrator purchases shares of common stock in market transactions, the purchase price of shares of common stock purchased with initial or optional cash investments (excluding investments in excess of $10,000 pursuant to a waiver) will be the weighted average of the actual price paid for shares of common stock purchased by the Plan Administrator less the optional or initial cash payment discount, if any, then in effect.

We, in our sole discretion, may change or eliminate the optional or initial cash investment discount, if any, upon sending Plan participants not less than thirty (30) days’ prior written notice of such change or elimination. As of the date of this prospectus, there is no optional or initial cash payment discount.

Purchase Price for Investments in Excess of $10,000 Pursuant to a Waiver

If you request a waiver and we approve it, your initial investment may exceed $10,000. For a description of the purchase price of shares pursuant to an approved waiver, see “Request for Waiver for Optional Monthly Cash Investments and Initial Investments in Excess of $10,000” and “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver” for more information.

The Plan Administrator may commingle your funds with those of other participants for purposes of forwarding purchase orders to an independent agent. Also, the Plan Administrator may offset purchase and sale orders for the same investment date, forwarding to an independent agent the net purchase or sale requirement. Because the prices at which shares are purchased under the Plan are beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment.

May I enroll, view my account information, and execute transactions online?

Investor ServiceDirect® is a Web-enabled real-time service, available 24 hours a day, 7 days a week. This service provides shareholders of record with the ability to:

•	enroll in the Plan;

•	make initial or optional cash investments;

•	request share sales;

•	obtain stock power form;

•	view account status and account transactions;

•	perform address changes;

•	request stock certificates;

•	request duplicate statements;

•	view-print-request form 1099; and

•	view certificate, book-entry and dividend payment history.

Technical assistance and help if you have forgotten your password are available Monday through Friday, between 9:00 a.m. and 7:00 p.m., Eastern Standard Time, at (877) 978-7778.

To access Investor ServiceDirect®, please visit the Mellon Investor Services website at www.melloninvestor.com.

What kind of reports will I receive as a participant in the Plan?

Unless you participate in the Plan through a broker, bank or nominee, the Plan Administrator will send a transaction notice confirming the details of any initial and optional cash investment you make within three (3) business days. When you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account. If you do not reinvest dividends and have no additional purchase or sale transactions, you will receive an annual statement detailing the status of your holdings of common stock in your Plan account.

If you are a shareholder of record with less than 100 shares participating only in full dividend reinvestment, the Plan Administrator will send you an annual statement detailing the status of your holdings of common stock in your Plan account. Shareholders of record with 100 or more shares who have elected to have their dividend reinvested will receive a quarterly Plan account statement.

The Plan Administrator will send a statement following any sale activity in your account. In this statement you will receive a check and a statement with information regarding the trade such as sale price, shares sold, net dollars and taxes, if any.

You should keep these statements as they contain important information regarding the tax basis for shares purchased pursuant to the Plan and the gain for shares sold.

You can request copies of statements by contacting the Plan Administrator via an online request or by telephone. In addition, you will receive copies of other communications sent to holders of Pacific Capital Bancorp shares of common stock, including our annual and other reports to our shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

You can also access your Plan account statement through Mellon Investor Services’ on-line program, MLinksm. Convenient and easy on-line access to your shareholder communications is only a click away. Besides your Plan account statements, you may access your 1099 tax documents, notification of ACH transmissions, transaction advices, annual meeting materials and selected correspondence on-line.

Enrollment is simple and quick. Logon to Investor ServiceDirect® to enjoy the many benefits MLinksm offers, including:

•	Faster delivery of important documents

•	Electronic notification of account activity via email

•	Secure access to your mailbox 24 hours a day, 7 days a week

•	Convenience of managing your documents - view, print, download

Please visit www.melloninvestor.com/ISD for more information.

Will I receive stock certificates for my Plan shares?

Each share purchase is credited to your Plan account. Your account statement will show the number of shares of Pacific Capital Bancorp common stock, including any fractional share, credited to your account. You will not receive a certificate for your Plan shares unless you request one. You can request a certificate for some or all of your whole shares from the Plan Administrator at any time. Certificates for fractional shares are never issued.

Your account under the Plan will be maintained in the name or names in which your certificates were registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

Can I deposit share certificates for safekeeping?

You can at any time, including when you first enroll, deposit Pacific Capital Bancorp stock certificates registered in your name with the Plan Administrator for safekeeping, at no cost to you.

Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

If you own common stock in certificate form, you may deposit your certificates for those shares free of charge with the Plan Administrator. The Plan Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $100,000 in any one shipping package that you mail to its address at 85 Challenger Road, Ridgefield Park, NJ 07660 by USPS registered mail or by any of the following overnight couriers: Airborne, DHL, Emery, ExpressMail, FedEx, Purolator, TNT and UPS.

Note: Mail loss insurance covers only the replacement of shares of stock and in no way protects any loss resulting from fluctuations in the value of such shares

How do I sell my Plan shares?

You can sell some or all of your plan shares by submitting the appropriate information on the transaction stub of your Plan statement, by submitting a written request to the Plan Administrator, or by phone. You can sell the shares on-line (see “May I enroll, view my account information, and execute transactions online?”).

Your sale request will be processed and your shares will, subject to market conditions and other factors, generally be sold within 24 hours of receipt of your request. Please note that the Plan Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding request to sell shares or issue physical stock certificates. These requests are final. The Plan Administrator will mail a check to you (less applicable sales fees) on the settlement date, which is three (3) business days after your shares have been sold.

Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you would have to request that the Plan Administrator electronically transfer your shares to your stockbroker. You may also request a certificate for your shares from the Plan Administrator for delivery to your stockbroker prior to settlement of such sale. See “How do I discontinue participation in the Plan?” for instructions on how to obtain a certificate.

The price of Pacific Capital Bancorp common stock fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your shares. The price risk will be borne solely by you. You cannot revoke your request to the Plan Administrator to sell any Plan shares once it is made.

How do I discontinue participation in the Plan?

You may discontinue the reinvestment of your dividends by giving notice to the Plan Administrator by telephone, in writing or by changing your dividend election under “Manage Account Info” section when you access your account over the Internet through Investor ServiceDirect®. If you discontinue your participation in the Plan, the Plan Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share.

You may request that all or part of the shares of common stock credited to your account in the Plan be sold at any time. Please see “How do I sell my Plan shares?” for more information.

If your request to discontinue participation in the Plan is received by the Plan Administrator on or after a dividend record date but before the payment date, the Plan Administrator, in its sole discretion may either pay such dividend in cash or reinvest it in shares for your account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. Any cash payments which you may have sent to the Plan Administrator prior to the request for withdrawal will also be invested on the next investment date unless you expressly request return of that payment in your request for withdrawal and your request for withdrawal is received by the Plan Administrator at least two business days prior to the investment date. All dividends subsequent to such dividend payment date will be paid in cash to you unless and until you re-enroll in the Plan, which you may do at any time.

If you have discontinued participation in the Plan, you can re-enroll in the Plan on-line or by submitting a new enrollment form and complying with all other enrollment procedures. To minimize unnecessary Plan administrative costs and to encourage use of the Plan as a long-term investment vehicle, Pacific Capital Bancorp reserves the right to deny participation in the Plan to previous participants who Pacific Capital Bancorp or the Plan Administrator believes have been excessive in their enrollment and discontinuation.

What happens if I sell or transfer all the shares registered in my name and held by me?

If you dispose of all shares of common stock registered in your name, including shares participating in the Plan, the shares purchased under the Plan and held in your account are unaffected, unless you specifically instruct the Plan Administrator to withdraw these shares from the Plan or sell the shares. The Plan Administrator will continue to reinvest the dividends on shares remaining in your account unless and until you withdraw from the Plan or the Plan is terminated.

What happens if Pacific Capital Bancorp declares a dividend payable in shares or declares a stock split?

Any shares we distribute as a stock dividend on shares (including fractional shares) credited to your account under the Plan, or upon any split of such shares, will be credited to your account. Share dividends or splits distributed on all other shares held by you and registered in your own name will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to shares credited to your account under the Plan will be sold by the Plan Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date.

If you want to exercise, transfer or sell any portion of the rights applicable to the shares credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the shares credited to your account be transferred from your account and registered in your name. Except in unusual circumstances, the record date will be approximately 21 days in advance of the applicable distribution date.

How will my shares held by the Plan Administrator be voted at meetings of shareholders?

Shares of common stock held by the Plan Administrator for you will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of shareholders, as in the case of shareholders not participating in the Plan. This card will cover all shares of common stock registered in your own name not participating in the Plan as well as all full and fractional shares held by the Plan Administrator for your account or held by the Plan Administrator for safekeeping under the Plan.

As in the case of nonparticipating shareholders, if no instructions are indicated by you on a properly signed and returned proxy card, all your shares — those registered in your own name and those held by the Plan Administrator for your account under the Plan — will be voted in accordance with recommendations of our management, unless otherwise provided. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the shares covered by such proxy card (including those held by the Plan Administrator under the Plan) will be voted.

Limitation of Liability

The Plan provides that neither we nor the Plan Administrator, nor any agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

•	the failure to terminate your Plan account upon your death prior to receiving written notice of your death; or

•	the purchase or sale prices reflected in your Plan account or the dates of purchases or sales of shares under the Plan; or

•	any loss or fluctuation in the market value of our shares after the purchase or sale of shares under the Plan.

The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

USE OF PROCEEDS

We will receive proceeds from purchases of our common stock through the Plan only if the purchases are made directly from us. We will use such proceeds for general business purposes. We will not receive any proceeds from shares purchased by the Plan Administrator in open market or negotiated purchases. We do not know the number of shares that participants may purchase under the Plan or the prices at which the shares will be sold to participants.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain federal income tax considerations of participation in the Plan. This summary is for general information only and does not constitute tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations thereunder, current administrative interpretations and practices of the Internal Revenue Service, or the Service, and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change.

The tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. In the case of a foreign shareholder whose distributions are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the distribution and the balance will be reinvested. You are urged to consult your tax advisor to determine the particular tax consequences that may result from your participation in the Plan.

Tax Consequences of Dividend Reinvestment

In the case of shares of common stock purchased by the Plan Administrator from us, you will be treated, for federal income tax purposes, as having received a distribution equal to the fair market value, as of the investment date, of the shares of common stock purchased with your reinvested dividends. This amount includes the discount, if any, on reinvestment provided for by the Plan. The fair market value should generally equal the average of the daily high and low sale prices of our shares of common stock, as quoted by the Nasdaq National Market for the investment date.

In the case of shares (including any fractional share) purchased in market transactions or in negotiated transactions with third parties, you will be treated as having received a distribution equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases.

The distributions described above will constitute taxable dividend income to you to the extent of our current and accumulated earnings and profits allocable to the distributions. Under current law, which is scheduled to “sunset” at the end of 2008, dividend income will generally be taxed to you (if you are an individual) at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Dividends received after 2008 will be taxable to you at ordinary income rates. Any distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will reduce the basis of your shares of common stock by the amount of the excess distribution, but not below zero. To the extent that excess distributions exceed the tax basis in your shares and provided that you have held your shares as capital assets, you will recognize capital gain, which will be taxable as long-term capital gain if you have held your shares for more than one year.

The tax basis of your shares of stock purchased with reinvested dividends will generally equal the total amount of distributions you are treated as having received, as described above. Your holding period in shares of common stock (including fractional shares) acquired pursuant to the Plan will generally begin on the day after the shares are credited to your account.

Tax Consequences of Optional Cash Payments

Participants who choose to purchase additional shares by electing optional cash payments, and who have also elected to have their dividends reinvested, will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the shares of common stock purchased over the amount of the cash payment made by the participant. The fair market value should generally equal the average of the daily high and low sale prices of our shares of common stock, as quoted by the Nasdaq National Market for the investment date. Any such distributions will be subject to tax in accordance with the rules described above under “Tax Consequences of Dividend Reinvestment”. The tax treatment of participants who purchase shares by electing optional cash purchases or as an initial cash investment, but who have not elected to have their dividends reinvested, is not entirely clear under existing law. However, the Service has indicated in certain private letter rulings, that such individuals will not be treated as having received a taxable distribution with respect to any discount in purchase price offered pursuant to the Plan. Private letter rulings are not binding on the Service and cannot be relied upon by any taxpayer other than those to whom the ruling is addressed. Nevertheless such rulings often reflect the current thinking of the Service. Therefore, the tax treatment of a purchase of shares under the Plan with an initial cash investment or an optional cash investment may differ depending on whether you are participating in the dividend reinvestment feature of the Plan.

The tax basis of shares of common stock acquired by optional cash payments or as an initial investment will generally equal the total amount of distribution you are treated as having received, as described above, plus the amount of the cash payment. Your holding period in such shares (including fractional shares) generally begins on the day after the applicable dividend payment date in the case of shares purchased from us and on the day after the shares are credited to your account in the case of shares purchased in market transactions.

Tax Consequences of Dispositions

You may realize gain or loss when shares of common stock are sold or exchanged, whether the sale or exchange is made at your request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when you receive a cash payment for a fraction of a share of common stock credited to your account. Assuming that shares have been held as capital assets, such gain or loss will be capital in nature. The amount of the capital gain or loss will be the difference between the amount that you receive for the shares of common stock (including fractional shares) and your tax basis in such shares or fraction thereof. Capital gains of individuals derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Under certain circumstances described below, we, or the Plan Administrator may be required to deduct “backup withholding” on distributions paid to a shareholder, regardless of whether those distributions are reinvested. Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds of sales of common shares held in a Plan account. A participant will be subject to backup withholding if (1) the participant has failed to properly furnish us and the Plan Administrator with its taxpayer identification number; (2) the Service notifies us or the Plan Administrator that the identification number furnished by the participant is incorrect; (3) the Service notifies us or the Plan Administrator that backup withholding should be commenced because the participant has failed to report properly distributions paid to it; or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding.

Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, only this reduced amount will be reinvested in Plan shares. Withheld amounts will generally constitute a tax payment credited on such participant’s federal income tax return.

The Administrator will report to you the amount of any dividends credited to your account as well as any brokerage trading fees or other related charges paid by us on your behalf. Such information will also be furnished to the Service to the extent required by law.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued shares of our common stock sold under the Plan. Mellon Securities LLC, a registered broker/dealer, will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to shares of our common stock sold under the Plan. You will pay no service fees or brokerage trading fees on shares that are newly issued. However, if you request that shares be sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees. The common stock is currently quoted on the Nasdaq National Market.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash payments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC’s web site at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. In addition, our filings are available on our website, www.pcbancorp.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 30, 2005;

•	Our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2005;

•	Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 27, 2005, February 2, 2005 and April 26, 2005;

•	Our Definitive Proxy Statement filed with the Securities and Exchange Commission on April 21, 2005;

•	The description of Pacific Capital’s common stock contained in the Registration Statement on Form 8-A filed April 29, 1983, including any amendment or report filed to update such description; and

•	The description of Pacific Capital’s preferred share purchase rights contained in the Registration Statement on Form 8-A filed December 17, 1999, including any amendment or report filed to update such description.

These documents contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

Our filings are available on our website, www.pcbancorp.com. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Pacific Capital Bancorp

1021 Anacapa Street

Santa Barbara, CA 93101

(805) 564-6405 (Customer Contact Center)

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Frederick W. Clough, Esq., General Counsel of the Company. He is also eligible to participate in the Plan.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report, which contains an adverse opinion on the effectiveness of internal control over financial reporting, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution

The following table sets forth the estimated expenses in connection with the distribution of the securities covered by the registration statement of which this prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act	$13,899
Printing and engraving expenses*	$10,000
Legal fees and expenses*	$35,000
Accounting fees and expenses*	$10,000

Total	$68,899

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15. Indemnification Of Officers And Directors

Section 317 of the California General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant indemnity to directors, officers, employees and other agents of the corporation (“Agents”) in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

Our Board of Directors has resolved to indemnify the officers and directors of the registrant to the full extent permitted by Section 317 of the California General Corporation Law, and the Sixth Article of our Certificate of Restatement of Articles of Incorporation and Section 5.3 of our Amended and Restated Bylaws authorize the registrant to provide for indemnification of officers and directors to the same extent. This indemnification limits the personal monetary liability of directors in performing their duties on behalf of the registrant, to the extent permitted by the California General Corporation Law, and permits the registrant to indemnify its directors and officers against certain liabilities and expenses, to the extent permitted by the California General Corporation Law. In addition, the registrant maintains a directors’ and officers’ liability insurance policy that insures its directors and officers against certain liabilities, including certain liabilities under the Securities Act of 1933.

Item 16. Exhibits

Exhibit No.	Description
4.1	Certificate of Restatement of Articles of Incorporation of Pacific Capital Bancorp dated January 27, 1999. (1)

4.2	Certificate of Determination for the Series A Preferred Stock of Pacific Capital Bancorp. (2)

4.3	Amended and Restated Bylaws of Pacific Capital Bancorp effective April 25, 2000. (3)

4.4	Certificate of Amendment of Articles of Incorporation dated May 28, 1999. (4)

4.5	Certificate of Amendment of Articles of Incorporation dated May 13, 2002. (5)

4.6	Amended and Restated Stockholders Rights Agreements, dated as of April 22, 2003, between Pacific Capital Bancorp and Mellon Investor Services LLC, as Rights Agent. (6)

5.1	Opinion of General Counsel of the Registrant.*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of General Counsel of the Registrant (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page)*.

*	Filed herewith.
(1)	Filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Pacific Capital Bancorp (Registration No. 333-74831) filed March 18, 1999.
(2)	Filed as Exhibit 3(b) to the Registration Statement on Form S-4 of Pacific Capital Bancorp (Registration No. 333-36298) filed March 4, 2000.
(3)	Filed as Exhibit 3.2 to the Quarterly Report on Form 10-Q of Pacific Capital Bancorp (File No. 0-11113) for the fiscal quarter ended June 30, 2000.
(4)	Filed as Exhibit 3.4 to the Annual Report on Form 10-K of Pacific Capital Bancorp (File No. 0-01113) for the fiscal year ended December 31, 2002.
(5)	Filed as Exhibit 3.5 to the Annual Report on Form 10-K of Pacific Capital Bancorp (File No. 0-01113) for the fiscal year ended December 31, 2002.
(6)	Filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q of Pacific Capital Bancorp (File No. 0-01113) for the fiscal quarter ended March 31, 2003.

Item 17. Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;

provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, that registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by a registrant of expenses incurred or paid by a director, officer, or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

D. The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Barbara, State of California, on the 17th day of June, 2005.

PACIFIC CAPITAL BANCORP

By:	/S/ WILLIAM S. THOMAS JR
Name:	William S. Thomas, Jr.
Title:	President, Chief Executive Officer and Director

Each person whose signature appears below appoints William S. Thomas, Jr. and Donald Lafler, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of June, 2005.

Signature	Title
/S/ EDWARD E. BIRCH Edward E. Birch	Chairman of the Board and Director

/S/ WILLIAM S. THOMAS JR William S. Thomas, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ DONALD LAFLER Donald Lafler	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ D. VERNON HORTON D. Vernon Horton	Vice Chairman of the Board and Director

/S/ CLAYTON C. LARSON Clayton C. Larson	Vice Chairman of the Board and Director

/S/ R.M. DAVIS Richard M. Davis	Director

/S/ RICHARD S. HAMBLETON JR Richard S. Hambleton, Jr.	Director

/S/ ROGER C. KNOPF Roger C. Knopf	Director

/S/ ROBERT W. KUMMER JR Robert W. Kummer, Jr.	Director

/S/ JOHN MACKALL John Mackall	Director

/S/ GERALD T. MCCULLOUGH Gerald T. McCullough	Director

/S/ RICHARD A. NIGHTINGALE Richard A. Nightingale	Director

/S/ KATHY J. ODELL Kathy J. Odell	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Restatement of Articles of Incorporation of Pacific Capital Bancorp dated January 27, 1999. (1)

4.2	Certificate of Determination for the Series A Preferred Stock of Pacific Capital Bancorp. (2)

4.3	Amended and Restated Bylaws of Pacific Capital Bancorp effective April 25, 2000. (3)

4.4	Certificate of Amendment of Articles of Incorporation dated May 28, 1999. (4)

4.5	Certificate of Amendment of Articles of Incorporation dated May 13, 2002. (5)

4.6	Amended and Restated Stockholders Rights Agreements, dated as of April 22, 2003, between Pacific Capital Bancorp and Mellon Investor Services LLC, as Rights Agent. (6)

5.1	Opinion of General Counsel of the Registrant.*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of General Counsel of the Registrant (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page).*

*	Filed herewith.
(1)	Filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Pacific Capital Bancorp (Registration No. 333-74831) filed March 18, 1999.
(2)	Filed as Exhibit 3(b) to the Registration Statement on Form S-4 of Pacific Capital Bancorp (Registration No. 333-36298) filed March 4, 2000.
(3)	Filed as Exhibit 3.2 to the Quarterly Report on Form 10-Q of Pacific Capital Bancorp (File No. 0-11113) for the fiscal quarter ended June 30, 2000.
(4)	Filed as Exhibit 3.4 to the Annual Report on Form 10-K of Pacific Capital Bancorp (File No. 0-01113) for the fiscal year ended December 31, 2002.
(5)	Filed as Exhibit 3.5 to the Annual Report on Form 10-K of Pacific Capital Bancorp (File No. 0-01113) for the fiscal year ended December 31, 2002.
(6)	Filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q of Pacific Capital Bancorp (File No. 0-01113) for the fiscal quarter ended March 31, 2003.